--------------------------------
                                                        OMB APPROVAL
                                               --------------------------------
                                               OMB Number:           3235-0058
                                               Expires:          June 30, 1994
                                               Estimated average burden hours
                                               per response...............2.50
                                               --------------------------------

                                               --------------------------------
                                                       SEC FILE NUMBER

                                                000      02642
                                               --------------------------------

                                               --------------------------------
                                                        CUSIP NUMBER

                                                       205821 10 1
                                               --------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): |_|Form 10-K |_| Form 20-F |_|Form 11-K |X| Form 10-Q |_|Form N-SAR

               For Period Ended: June 30, 2004

               [  ]   Transition Report on Form 10-K
               [  ]   Transition Report on Form 20-F
               [  ]   Transition Report on Form 11-K
               [  ]   Transition Report on Form 10-Q
               [  ]   Transition Report on Form N-SAR
               For the Transition Period Ended:_________________________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

--------------------------------------------------------------------------------
Full Name of Registrant

Comtech Group, Inc.
--------------------------------------------------------------------------------
Former Name if Applicable

Trident Rowan Group, Inc.
--------------------------------------------------------------------------------

Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Nanshan, Shenzhen 5180, PRC
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |     (a)   The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated without unreasonable effort or
      |           expense;
      |
      |     (b)   The subject annual report, semi-annual report, transition
      |           report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
      |           thereof, will be filed on or before the fifteenth calendar day
|X|   |           following the prescribed due date; or the subject quarterly
      |           report of transition report on Form 10-Q, or portion thereof
      |           will be filed on or before the fifth calendar day following
      |           the prescribed due date; and
      |
      |     (c)   The accountant's statement or other exhibit required by Rule
      |           12b-25(c) has been attached if applicable.


                                     1 OF 2

PART III - NARRATIVE

Indicate below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Due to management attention directed to recent transactions entered into by the Registrant, the Registrant was unable to complete its preparation and review of the Quarterly Report on Form 10-Q within the prescribed time period without unreasonable effort and expense. As a result, the Registrant was unable to file the Report in a timely fashion on or prior to the due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Mitchell S. Nussbaum                   212                 407-4159
      ------------------------------       -------------      ------------------
               (Name)                       (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
      answer is no, identify report(s).                 |X| Yes |_| No

--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                          |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                               Comtech Group, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2004          By: /s/ J. Kang
                                   ---------------------------------------------
                                   Name:  Jingwei (Jeffrey) Kang
                                   Title: Chief Executive Officer and President